Exhibit 99.(a)(1)(A)

Offer to Purchase for Cash

Up to 375,000 shares of its Common Stock

At a Purchase Price of $16.00 Per Share

CUSIP: 130222102

Investment Company Act File Number 811-23782

THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 15, 2022, UNLESS THE TENDER OFFER IS EXTENDED OR TERMINATED.

California First Leasing Corporation., a California corporation (the “Company,” “we,” “us,” or “our”), hereby offers to purchase for cash up to 375,000 shares of its issued and outstanding common stock, par value $0.01 per share (the “shares”), at a price of $16.00 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), the related Letter of Transmittal and the other materials filed as exhibits to the Issuer Tender Offer Statement on Schedule TO-I (that we have filed with the U.S. Securities and Exchange Commission (the “SEC”)) (such materials, collectively, as they may be amended or supplemented from time to time, the “tender offer materials”). The terms and conditions set forth in the tender offer materials collectively constitute the “tender offer.” The tender offer will expire at 5:00 p.m., New York City time, on December 15, 2022 (such time and date, as the same may be extended, the “Expiration Time”), unless extended or terminated.

Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority and proration described in this Offer to Purchase, we will pay for shares properly tendered and not properly withdrawn pursuant to the tender offer at a purchase price (the “Purchase Price”) of $16.00 per share. If less than 375,000 shares are validly tendered and not validly withdrawn prior to the Expiration Time, we will buy all shares properly tendered at the Purchase Price. If more than 375,000 shares are validly tendered and not validly withdrawn prior to the Expiration Time, we will buy such shares as nearly as may be pro rata, disregarding fractions, according to the number of shares validly tendered (and not validly withdrawn) by each tendering shareholder prior to the Expiration Time, except for “odd lots” (lots held by beneficial owners of less than 100 shares), which will be purchased on a priority basis. We reserve the right to also accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the expiration of the tender offer.

Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, at a purchase price per share of $16.00 we would purchase 375,000 shares, representing approximately 3.6% of our outstanding shares as of November 15, 2022. Shares tendered but not purchased in the tender offer will be returned to the tendering shareholders at our expense promptly after the Expiration Time.

If more than 375,000 shares are validly tendered in the tender offer and not validly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer. See Section 1.

After tenders of shares have been accepted for purchase by us, payment will be paid through Computershare Trust Company, N.A., the depositary for the tender offer (“Computershare” or the “Depositary”), which will act as agent for the purpose of receiving payment from us and transmitting payment to the tendering shareholders. See Section 5.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

Our shares are listed and traded on the OTCQX Premier Market under the trading symbol “CFNB.” On November 14, 2022, the last trading day prior to the commencement by the Company of the tender offer, the last reported sale price of the shares on the OTCQX Premier Market was $16.26 per share. The net asset value per share as of October 31, 2022 was $20.86. You are urged to obtain current market quotations for the shares. See Section 7.

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OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE, AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER. THE COMPANY’S directors and officers are entitled to participate in the TENDER Offer on the same basis as all other shareholders, subject to internal compliance requirements and they have no obligation to inform us whether they plan to participate in the TENDER Offer. However, two of our executive officers, who are also our two largest shareholders, have advised us that they do not intend to tender any of their shares in the tender offer. SEE SECTION 10.

Neither the SEC nor any state, foreign, or local securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

If you have questions or need assistance, you should contact the Company at its address and telephone number set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Company.

IMPORTANT

Questions and requests for assistance may be directed to Georgeson LLC, the information agent for the tender offer (“Georgeson” or the “Information Agent”) and you may request additional copies of the tender offer materials from the Information Agent at its telephone number and address set forth on the back cover of this Offer to Purchase. Shareholders also may contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer. If you want to tender all or some of your shares, you must do one of the following before the tender offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you by following the instructions they will give to you;

•	if you are an institution participating in The Depository Trust Company, referred to as “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•	if you hold certificates or book entry shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary, at its address shown on the Letter of Transmittal.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.

If you want to tender your shares but your certificates for the shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedures for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Time of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE OR HELD IN THE ESOP, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL.

THIS TENDER OFFER DOES NOT CONSTITUTE AN OFFER TO PURCHASE SHARES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE TENDER OFFER UNDER APPLICABLE SECURITIES OR BLUE-SKY LAWS. SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E-4(D)(2)

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UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), WHICH REQUIRES THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE, AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER. OUR DIRECTORS AND OFFICERS ARE ENTITLED TO PARTICIPATE IN THE TENDER OFFER ON THE SAME BASIS AS ALL OTHER SHAREHOLDERS, SUBJECT TO INTERNAL COMPLIANCE REQUIREMENTS AND THEY HAVE NO OBLIGATION TO INFORM US WHETHER THEY PLAN TO PARTICIPATE IN THE TENDER OFFER. HOWEVER, TWO OF OUR EXECUTIVE OFFICERS, WHO ARE ALSO OUR TWO LARGEST SHAREHOLDERS, HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SEE SECTION 10.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES.

You should carefully evaluate all information in this Offer to Purchase, consult your own financial, legal and tax advisors and make your own decision as to whether to participate in the tender Offer contemplated by this Offer to Purchase. In reviewing and evaluating this Offer to Purchase, you should bear in mind the risks, disclosures and statements set forth in Section 11 “Certain Risks and Considerations Related to the TENDER Offer”.

This Offer to Purchase is not intended to be distributed in any jurisdiction in which the tender Offer would violate any securities law, statute or other similar regulation, or in which the shareholders would not be permitted to receive payment for the sale of their shares under applicable law or regulation (each, an “Excluded Jurisdiction”). Any person who resides in any Excluded Jurisdiction is not permitted to participate in the TENDER Offer, and any attempt by such a person to participate in the TENDER Offer will be null and void.

This Offer to Purchase contains forward-looking statements within the meaning of the federal securities laws, which statements are subject to substantial risks and uncertainties. These forward-looking statements are made throughout this Offer to Purchase. Forward-looking statements include all statements that are not statements of historical facts and can be identified by words such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those expressions.

The forward-looking statements set forth in, or incorporated by reference in, this Offer to Purchase represent the Company’s management’s current beliefs and assumptions based on information currently available. The Company will not update any information set forth in this Offer to Purchase unless required by applicable law.

Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be

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materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

Moreover, the Company operates in an evolving environment. New risks and uncertainties emerge from time to time, and it is not possible for the Company to predict all risks and uncertainties, nor can the Company assess the impact of all factors on the Company’s business, the TENDER Offer or the extent to which any factor, or combination of factors, may cause actual future outcomes to be materially different from those expressed or implied by any forward-looking statements. Given the above-described risks and uncertainties regarding the forward-looking statements set forth in this Offer to Purchase, you should not rely on such forward-looking statements.

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TABLE OF CONTENTS

SUMMARY TERM SHEET		1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS		5

INTRODUCTION		7

THE TENDER OFFER		9

1.	Number of Shares; Proration	9

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer	10

3.	Procedures for Tendering Shares	11

4.	Withdrawal Rights	14

5.	Purchase of Shares and Payment of Purchase Price	14

6.	Conditions of the Tender Offer	15

7.	Price Range of Shares; Dividends	17

8.	Source and Amount of Funds	17

9.	Certain Information Concerning Us	17

10.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares	18

11.	Certain Risks and Considerations Related to the Tender Offer	19

12.	Legal Matters; Regulatory Approvals	20

13.	Material U.S. Federal Income Tax Consequences	20

14.	Extension of the Tender Offer; Termination; Amendment	23

15.	Fees and Expenses; Information Agent; Depositary	23

16.	Miscellaneous	24

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read carefully the entire Offer to Purchase, the related Letter of Transmittal and the other tender offer materials because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

We (California First Leasing Corporation) are offering to purchase your shares. See Section 1.

What will be the Purchase Price for the shares?

We are offering to purchase up to 375,000 shares, upon the terms and subject to the conditions of the tender offer, at a Purchase Price of $16.00 per share, less any applicable withholding taxes and without interest, for each share we purchase pursuant to the tender offer. We will determine the shares purchased promptly following the Expiration Time, on the terms and subject to the conditions of the Offer to Purchase (including the “odd lot” priority and proration provisions). See Section 1.

What will be the form of payment of the Purchase Price?

If your shares are purchased in the tender offer, you will be paid the Purchase Price in cash, less any applicable withholding taxes and without interest, for each of your shares that we purchase pursuant to the tender offer. On the terms and subject to the conditions of the Offer to Purchase (including the “odd lot” priority and proration provisions), promptly following the Expiration Time, we will pay the Purchase Price less any applicable withholding taxes and without interest, for each of your shares that we purchase pursuant to the tender offer. See Section 5.

How many shares will the Company purchase?

We will purchase up to 375,000 shares representing approximately 3.6% of our outstanding shares as of November 15, 2022, having an aggregate purchase price of $6,000,000, or a lower amount depending on the number of shares of common stock validly tendered and not validly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if 375,000 or fewer shares are validly tendered and not properly validly prior to the Expiration Time, we will buy all shares validly tendered and not validly withdrawn.

If more than 375,000 shares are validly tendered and not validly withdrawn, we will buy such shares as nearly as may be pro rata, disregarding fractions, according to the number of shares validly tendered (and not validly withdrawn) by each tendering shareholder prior to the Expiration Time, except for “odd lots” (lots held by beneficial owners of less than 100 shares), which will be purchased on a priority basis. We reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the expiration of the tender offer. See Section 1.

The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 6.

How will the Company pay for the shares?

The Company will fund the tender offer with cash on hand. Assuming the tender offer is fully subscribed, and assuming we do not exercise our right to purchase up to an additional 2% of our outstanding shares, we expect the aggregate cost of the purchases, including all fees and expenses related to the tender offer, to be approximately $6,175,000.

How long do I have to tender my shares?

You may tender your shares until the Expiration Time of 5:00 p.m., New York City time, on December 15, 2022, unless we extend or terminate the tender offer. We may choose to extend the tender offer for any reason. We cannot assure you that the tender offer will be extended or, if extended, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that, for administrative reasons, such nominee has an earlier deadline that must be met for your shares to be tendered by the Expiration Time. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.

Can the tender offer be extended, amended or terminated, and under what circumstances?

We can extend or amend the tender offer in our sole discretion, subject to applicable laws. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can terminate the tender offer under certain circumstances. See Section 6 and Section 14.

How will I be notified if the Company extends the tender offer or amends the terms of the tender offer?

We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration time if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public

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announcement of the amendment. In the event that the terms of the tender offer are amended, we will file with the SEC an amendment to our Tender Offer Statement on Schedule TO-I relating to the tender offer describing the amendment. See Section 14.

What is the purpose of the tender offer?

Our Board of Directors believes that the current and recent price levels for our common stock do not fully reflect the value of our business. The tender offer represents a mechanism for shareholders (particularly those who, because of the size of the shareholding, might not be able to sell their shares within the limited trading volume or without potential disruption to the market for our common stock) with the opportunity to tender all or a portion of the shares and receive a return of some or all of their investments if they so elect. The tender offer also provides shareholders an efficient way to sell their shares without incurring broker’s fees of commissions associated with open market sales. Accordingly, a repurchase of shares of common stock represents a prudent use of our available cash and an effective means to provide value to shareholders.

Are there any conditions to the tender offer?

Yes. Our obligation to accept and pay for your tendered shares depends on a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Time, including:

•	No legal action shall have been threatened, instituted or pending that challenges or relates to the tender offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations, or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase shares in the tender offer;

•	No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred;

•	No commencement or escalation of war, armed hostilities, or other international or national calamity (including the conflict between Russia and Ukraine, to the extent that there is any material adverse development related thereto on or after November 15, 2022 that in our reasonable judgment makes it inadvisable for us to proceed with the tender offer), including, but not limited to, any outbreak of a pandemic or contagious disease (including the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after November 15, 2022 that in our reasonable judgment makes it inadvisable for us to proceed with the tender offer) or an act of terrorism, directly or indirectly involving the United States shall have occurred on or after November 14, 2022, the last trading day prior to the commencement of the tender offer;

•	No changes in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects;

•	No decline shall have occurred in the market price for our shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index by more than 10% from the close of business on November 15, 2022;

•	No limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

•	No tender or exchange offer for any or all of our shares, or any merger, acquisition, business combination or other similar transaction with or involving us shall have been proposed, announced or made by any person or shall have been publicly disclosed since November 15, 2022, and we shall not have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business (in each case other than the tender offer) since November 15, 2022;

•	No change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the tender offer;

•	No person (including a group) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares (other than as publicly disclosed in a filing with the SEC on or before November 15, 2022) nor shall any new group have been formed that beneficially owns more than 5% of the outstanding shares;

•	No person (including a group) that has publicly disclosed in a filing with the SEC on or before November 15, 2022 that it has beneficial ownership of more than 5% of the outstanding shares shall have acquired, or publicly announced its proposal to acquire, beneficial ownership of an additional 1% or more of our outstanding shares; and

•	No person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities.

The conditions and other conditions to the tender offer are set forth above are described in greater detail in Section 6.

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How will the tender offer affect the number of our shares outstanding and the number of record holders?

As of November 15, 2022, we had 10,284,139 shares of common stock outstanding. If the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, we will purchase 375,000 shares which represents approximately 3.6% of our outstanding shares as of November 15, 2022, and we will have 9,909,139 shares outstanding immediately following completion of the tender offer. The actual number of shares outstanding immediately following completion of the tender offer will depend on the number of shares tendered. See Section 1.

In addition, if more than 375,000 shares are validly tendered and not validly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer. See Section 1.

Shareholders who do not have their shares purchased in the tender offer will realize a proportionate increase in their relative ownership interest in the Company following the purchase of shares pursuant to the tender offer. See Section 2.

Following the tender offer, will the Company’s common stock continue to be listed on the OTCQX Premier Market?

Yes, the Company has determined that the transaction will not cause the Company to no longer be eligible to continue to trade on the OTCQX Premier Market See Section 2.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own, beneficially or of record, fewer than an aggregate of 100 shares and you validly tender all of such shares prior to the Expiration Time (and do not validly withdraw such shares) and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the tender offer are satisfied or waived, we will purchase all of your shares without subjecting them to proration. See Section 1.

How do I tender my shares?

To tender your Shares prior to 5:00 p.m., New York City time, on December 15, 2022, unless the tender offer is extended:

•	You must deliver the certificate(s) evidencing your shares and a properly completed and duly executed Letter of Transmittal to the Depositary at the address appearing on the back cover of this Offer to Purchase; or
•	The Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal or an Agent’s Message (as defined in Section 3), in the case of a book-entry transfer; or

•	You must comply with the guaranteed delivery procedure outlined in Section 3.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.

If you want to tender your shares, but your certificates for the shares are not immediately available or cannot be delivered to the Depositary, you cannot comply with the procedure for book-entry transfer or you cannot deliver the other required documents to the Depositary by the Expiration Time of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Company or your broker for assistance. The contact information for the Company is set forth on the back cover of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

Can I change my mind after I have tendered shares in the tender offer, but before the Expiration Time?

Yes. You may withdraw any shares you have tendered at any time before the Expiration Time, which will occur at 5:00 p.m., New York City time on December 15, 2022, unless we extend or terminate the tender offer. If we have not accepted for payment the shares you have tendered to us by 5:00 p.m., New York City time, on January 6, 2023 (the 40th business day following the commencement of the tender offer), you may also withdraw your shares at that time. See Section 4.

If you hold interests in shares through a broker, you must follow the broker’s procedures described in instructions that you will receive, which may include an earlier deadline for notifying the broker of your desire to withdraw your shares.

How do I withdraw shares I previously tendered?

You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Additional requirements will apply if the certificates for shares to be withdrawn

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have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

In what order will the Company purchase the tendered shares?

If the conditions to the tender offer have been satisfied or waived and 375,000 or fewer shares are validly tendered and not validly withdrawn prior to the Expiration Time, we will buy all shares properly tendered at the Purchase Price.

If the conditions to the tender offer have been satisfied or waived and more than 375,000 shares have been validly tendered and not validly withdrawn prior to the Expiration Time, we will purchase shares:

•	first, from all shareholders of “odd lots” (persons who own fewer than 100 shares) who properly tender all of their shares and do not properly withdraw them prior to the Expiration Time; and

•	second, on a pro rata basis, with appropriate adjustment to avoid purchases of fractional shares, from all other shareholders who properly tender shares and do not properly withdraw them before the Expiration Time

Therefore, it is possible that we will not purchase any or all of the shares that you tender. See Section 1.

Has the Company or its Board of Directors adopted a position on the tender offer?

While our Board of Directors has authorized the tender offer, it has not made, nor have the Company, the Information Agent, the Depositary or any of their respective affiliates made, any recommendation to you as to whether you should tender or refrain from tendering your shares.

We cannot predict how our common stock will trade after expiration of the tender offer, and it is possible that our common stock price will trade above the tender offer price after expiration of the tender offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully all of the information in, or incorporated by reference in, this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials. You are urged to discuss these matters with your own tax advisor, financial advisor and/or broker.

Will the Company’s directors and executive officers tender shares in the tender offer?

Our directors and officers are entitled to participate in the tender offer on the same basis as all other shareholders, subject to internal compliance requirements and they have no obligation to inform us whether they plan to participate in the tender offer. However, two of our executive officers, who are also our two largest shareholders, have advised us that they do not intend to tender any of their shares in the tender offer. As a result, in the event the tender offer is successfully consummated, the tender offer will increase the proportionate holdings of our directors and executive officers.

If I decide not to tender, how will the tender offer affect my shares?

Shareholders who choose not to tender will own a greater percentage interest in our outstanding common stock following consummation of the tender offer.

What is the accounting treatment of the tender offer?

The accounting for the purchase of shares pursuant to the tender offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price, including transaction fees, of the shares we purchase and a corresponding reduction in cash and cash equivalents. Company’s management expects that the book value per share may increase by less than 1%. See Section 2.

When and how will the Company pay for the shares I tender?

Promptly after the Expiration Time, we will pay the Purchase Price, less any applicable withholding taxes and without interest, for the shares we purchase. We will announce the preliminary results of the tender offer, including preliminary information about any expected proration, on the business day following the Expiration Time. We will pay for the shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the Expiration Time. The Depositary will transmit to you the payment for all of your shares accepted for payment. See Section 5.

What is a recent market price for the shares?

On November 14, 2022, the last trading day prior to the commencement by the Company of the tender offer, the closing price of the shares on the OTCQX Premier Market was $16.26 per share. You are urged to obtain current market quotations for the shares. See Section 7.

Will I have to pay brokerage fees and commissions if I tender my shares?

If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and

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such nominee tenders shares on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your broker or other nominee to determine whether any charges will apply. See Sections 5 and 15.

Does the Company intend to repurchase any shares other than pursuant to the tender offer during or after the tender offer?

Rule 13e-4(f)(6) of the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until the expiration of at least ten business days after the expiration of the tender offer. Beginning on the eleventh business day after the Expiration Time of the tender offer, we may make stock repurchases from time to time on the open market and/or in private transactions in compliance with applicable law. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in this tender offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares, the legal restrictions on such repurchase, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling shareholders in those transactions than the terms of the tender offer.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, the receipt of cash for your tendered shares will be treated for U.S. federal income tax purposes either as (1) consideration received in a sale or exchange of the tendered shares or (2) a distribution in respect of your shares. If you are a U.S. Holder (as defined in Section 13), generally, you will be subject to U.S. federal income taxation upon the receipt of cash in exchange for the shares that you tender. See Section 13 for additional information.

If you are a Non-U.S. Holder (as defined in Section 13), if the receipt of cash by you is treated as consideration received in a sale or exchange, and such consideration is not effectively connected with your conduct of a trade or business in the United States, you generally will not be subject to U.S. federal income taxation on the receipt of such cash subject to certain exceptions. However, if the receipt of cash is treated as a distribution with respect to your shares, you may be subject to U.S. federal withholding tax on the portion of such distribution treated as a “dividend” for U.S. federal income tax purposes at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty). The treatment of the receipt of cash depends upon facts that are unique to each shareholder. See Section 13. Thus, the Depositary or other applicable withholding agent generally will be required to withhold U.S. federal withholding tax at a rate of 30% from any payments made to you pursuant to the tender offer unless such withholding agent receives proper documentation pursuant to which it may determine that a reduced rate of, or exemption from, such withholding applies. See Sections 3 and 13. If taxes are required to be withheld but the receipt of cash for your tendered shares is in fact properly treated as consideration received in a sale or exchange, then you may apply for a refund of such withheld amount. See Section 13 for additional information. We recommend that you consult your own tax advisor regarding the particular tax consequences of tendering shares for cash pursuant to the tender offer to you, including the applicability and effect of any U.S. state or local tax laws or other non-U.S. tax laws. See Sections 3 and 13.

Will I have to pay stock transfer tax if I tender my shares?

Except as otherwise provided herein and in the Letter of Transmittal, if you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will generally not be required to pay any stock transfer taxes on our purchase of the shares pursuant to the tender offer. See Section 5.

To whom can I talk if I have questions?

The Information Agent can help answer your questions. Please call (866) 828-4305 Monday through Friday from 6:00 a.m. to 8:00 p.m. Pacific Standard time.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase, the Letter of Transmittal, the other tender offer materials, and the documents incorporated by reference into this Offer to Purchase contain certain “forward-looking statements.” Words such as “expects,” “anticipates,” “believes,” “estimates,” “intends,” “forecasts,” “projects” and other similar expressions, as well as future or conditional verbs such as “will,” “should,” “would” and “could,” are intended to help identify such forward-looking statements. These statements are not historical facts, but instead represent management’s current expectations, plans or forecasts and are based on the beliefs and assumptions of management, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and are often beyond our control. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially from the plans, objectives, goals, estimates, intentions and expectations expressed in forward-looking statements include:

•	The Company’s ability to complete the tender offer in the anticipated timing, or at all.

•	The Company’s business and financial results are subject to general business and economic conditions.

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•	Uncertain worldwide political and economic conditions, including the invasion of Ukraine, economic sanctions, increase in inflation and volatility in the currency and credit markets may negatively impact the Company’s investments and its customers.

•	Changes in the laws, regulations and policies governing financial services companies could alter the investment and business environment and adversely affect operations.

•	Cyber security and privacy breaches may hurt our business, damage our reputation, increase our costs, and cause losses.

•	The Company is dependent on a few key people.

•	The Company’s equity investments may increase the Company’s risk of realized loss in shareholders’ equity.

•	The Company’s registration as an investment company subjects it to increased regulatory risk under the 1940 Act and additional costs of complying with SEC regulations.

•	The Company’s periodic earnings can fluctuate widely due to including gains and losses on equity securities.

•	The Company may suffer losses in its investment and lease loan portfolios despite its investment and underwriting practices.

•	Larger transactions, non-diversification and concentrations may increase the risk of loss in the event of the deterioration of one of these companies or industries.

•	The Company may hold a significant portion of assets in cash, bank accounts, money market mutual funds, or U.S. government securities maturing in one year or less.

•	The Company has the ability to borrow and use leverage to increase its returns, subject to the restrictions of the 1940 Act.

•	Our Board of Directors and majority shareholder may change the Company’s investment objectives and operating strategies without prior notice to other shareholders or their approval, the effects of which may be adverse to the interest of minority shareholders.

•	There are limited attractive opportunities for capital asset lease financing at the same time that there is increased competition.

•	The Company’s allowance for credit losses may not be adequate to cover actual losses.

•	The financial services business involves significant operational risks.

•	The Company’s reported financial results are subject to certain assumptions and estimates and management’s selection of accounting method.

•	The Company is a “C-corporation” and its results include the impact of taxes paid or to be paid by the Company.

•	The Company’s common stock generally has traded on the OTCQX Premier Market at a discount from net asset value and the stock price can be volatile.

•	The Company’s executive officers and directors may face certain conflicts of interest.

•	The Company has no obligation to repurchase stock from shareholders.

•	The Company is a “controlled company” with 63% of the stock held by the Chief Executive Officer, 76% held by two senior executives and fewer than 20 shareholders of record.

See “Risk Factors” in our Annual Report on Form N-CSR for the year ended June 30, 2022 which was filed with the SEC on August 25, 2022, and which is incorporated herein by reference, as updated by our subsequent filings with the SEC, and Section 11 “Certain Risks and Considerations Related to the Tender Offer” for a further description of these and other factors. For the reasons described above, we caution you against relying on any forward-looking statements. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties, or potentially inaccurate assumptions that could cause our current expectations or beliefs to change. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by the federal securities laws.

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INTRODUCTION

To the Holders of Our Common Stock:

California First Leasing Corporation, a California corporation, hereby offers to purchase for cash up to 375,000 shares of its issued and outstanding common stock, par value $0.01 per share, upon the terms and subject to the conditions set forth in this Offer to Purchase, the related Letter of Transmittal and the other tender offer materials. We are offering to purchase the shares at a per share price of $16.00 per share, less any applicable withholding taxes and without interest.

The tender offer will expire at 5:00 p.m., New York City time, on December 15, 2022 (such time and date, as the same may be extended, the “Expiration Time”), unless extended or terminated. We may, in our sole discretion, extend the period of time in which the tender offer will remain open. We may also terminate the tender offer under certain circumstances. See Section 6 and Section 14.

Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority and proration described in this Offer to Purchase, all shares acquired in the tender offer will be acquired at the same Purchase Price and we will pay $6,000,000 for shares validly tendered and not validly withdrawn from the tender offer. Upon the terms and subject to the conditions of the tender offer, if 375,000 or fewer shares are validly tendered and not validly withdrawn prior to the Expiration Time, we will buy all shares validly tendered and not validly withdrawn. In addition, if more than 375,000 shares are validly tendered in the tender offer and not validly withdrawn, we will buy such shares on a pro rata basis, except for “odd lots” (lots held by beneficial owners of less than 100 shares), which will be purchased on a priority basis.

Shares not purchased in the tender offer will be returned to the tendering shareholders at our expense promptly after the expiration of the tender offer. See Section 1. We reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.

If completed, the tender offer will provide shareholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and all of the usual transaction costs inherent in open market purchases and sales. The tender offer also affords shareholders the option not to participate and, thereby, to potentially increase their relative percentage ownership interest in the Company and its future results.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE TENDER OFFER, IT HAS NOT MADE, NOR HAVE THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT, OR ANY OF OUR OR THEIR AFFILIATES MADE, ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. Our directors and officers are entitled to participate in the TENDER Offer on the same basis as all other shareholders, subject to internal compliance requirements and they have no obligation to inform us whether they plan to participate in the Offer. However, two of our executive officers, who are also our two largest shareholders, have advised us that they do not intend to tender any of their shares in the tender offer. SEE SECTION 10. YOU ARE URGED TO DISCUSS THESE MATTERS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

We expressly reserve the right, in our sole discretion, to change the per share purchase price and to increase or decrease the value of shares sought in the tender offer, subject to applicable law. We may increase the number of shares sought in the tender offer to an amount greater than 375,000, subject to applicable law, as described more fully elsewhere in this Offer to Purchase. See Section 14.

The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain conditions. See Section 6.

If the conditions to the tender offer have been satisfied or waived and 375,000 or fewer shares are validly tendered and not validly withdrawn prior to the Expiration Time, we will buy all shares validly tendered at or below the Purchase Price and not validly withdrawn.

If the conditions to the tender offer have been satisfied or waived and more than 375,000 shares have been validly tendered and not validly withdrawn prior to the Expiration Time, we will buy shares in the following order of priority:

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•	first, from all holders of “odd lots” (holders of fewer than 100 shares) who validly tender all their shares and do not validly withdraw them before the Expiration Time; and

•	second, on a pro rata basis, with appropriate adjustment to avoid purchases of fractional shares, from all other shareholders who validly tender shares.

Therefore, it is possible that we will not purchase all of the shares tendered pursuant to the tender offer. See Sections 1, 5 and 6, respectively, for additional information concerning priority and proration.

We will pay the Purchase Price per share, less any applicable withholding taxes and without interest, for all shares purchased. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as otherwise provided in Section 5 and the Letter of Transmittal, or stock transfer taxes in connection with our purchase of shares pursuant to the tender offer. Shareholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any tendering shareholder or other payee who fails to complete, sign and deliver the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. federal backup withholding on the gross proceeds paid to the payee pursuant to the tender offer, unless such payee establishes that such payee is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 13 for a discussion of certain U.S. federal income tax consequences of the tender offer.

As of November 15, 2022, we had 10,284,139 shares of our common stock outstanding. The shares are traded on the OTCQX Premier Market. On November 14, 2022, the last trading day prior to the commencement by the Company of the tender offer, the last reported sale price of the shares on the OTCQX Premier Market was $16.26 per share. Shareholders are urged to obtain current market quotations for the shares. See Section 7.

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THE TENDER OFFER

1.	Number of Shares; Proration.

General. Upon the terms and subject to the conditions of the tender offer, we hereby offer to purchase for cash up to 375,000 shares of our common stock validly tendered and not validly withdrawn in accordance with Section 4 before the Expiration Time at a Purchase Price of $16.00 per share, less any applicable withholding taxes and without interest. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. In addition, if more than 375,000 shares are validly tendered in the tender offer and not validly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer.

If the conditions to the tender offer have been satisfied or waived, we will buy all shares validly tendered and not validly withdrawn prior to the Expiration Time at the Purchase Price. If the tender offer is oversubscribed as described below, shares tendered will be subject to proration. The proration period and withdrawal rights expire at the Expiration Time.

However, if we:

•	increase the price to be paid above $16.00 per share or decrease the price to be paid below $16.00 per share; or

•	increase the number of shares being sought in the tender offer and such increase would result in the prospective purchase of a number of shares exceeding (a) 375,000 shares plus (b) 2% of our outstanding shares; and

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such change is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until a date that is on or after the expiration of such period of ten business days. A “business day” means any day other than a Saturday, Sunday or U.S. federal holiday generally observed in New York City and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 6.

All shares tendered and not purchased pursuant to the tender offer because of proration provisions, will be returned to the tendering shareholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made, at our expense promptly following the Expiration Time.

Priority of Purchases. If the conditions to the tender offer have been satisfied or waived and 375,000 or fewer shares are validly tendered and not validly withdrawn prior to the Expiration Time, we will buy all shares validly tendered and not validly withdrawn.

If the conditions to the tender offer have been satisfied or waived and more than 375,000 shares have been validly tendered and not validly withdrawn prior to the Expiration Time, we will purchase validly tendered shares on the basis set forth below:

•	first, we will purchase all shares tendered by all holders of “odd lots” (as defined below) who:

(1)	tender all shares owned beneficially or of record by such holders (partial tenders will not qualify for this preference); and

(2)	complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery; and

•	second, we will purchase all other shares tendered on a pro rata basis as described below.

Therefore, it is possible that we will not purchase any or all of the shares that a holder tenders in the tender offer.

Odd Lots. The term “odd lots” means all shares tendered by any person who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for the odd lot preference, an odd lot holder must tender all shares owned by such holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. Any odd lot holder wishing to tender all of such shareholder’s shares pursuant to the tender offer must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Proration for each shareholder tendering shares will be based on the ratio of the number of shares validly tendered and not validly withdrawn by such shareholder to the total number of shares validly tendered and not validly withdrawn by all shareholders. The preliminary results of any proration will be announced by press release promptly after the Expiration Time.

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We expect that we will announce the final proration factor and pay the Purchase Price for any shares purchased pursuant to the tender offer promptly after the Expiration Time, after we have determined the number of shares validly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not validly withdrawn. Shareholders may obtain preliminary proration information from the Company and may be able to obtain such information from their brokers.

As described in Section 13, the number of shares that we will purchase from a shareholder pursuant to the tender offer may affect the U.S. federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares and whether or not to condition any tender upon our purchase of a stated number of shares held by such shareholder.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer.

Purpose of the Tender Offer. Our Board of Directors believes that the current and recent price levels for our common stock do not fully reflect the value of our business. Accordingly, a repurchase of shares of common stock at the Purchase Price represents a prudent use of our available cash and an effective means to provide value to shareholders. The tender offer represents a mechanism for shareholders (particularly those who, because of the size of the shareholding, might not be able to sell their shares within the limited trading volume or without potential disruption to the market for our common stock) with the opportunity to tender all or a portion of the shares (subject to any proration and the other terms of this Offer to Purchase) and receive a return of some or all of their investments if they so elect. The tender offer also provides shareholders an efficient way to sell their shares without incurring the normal broker’s fees of commissions associated the open market sales. The tender offer set forth in this Offer to Purchase will provide all shareholders with the opportunity to elect to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. The tender offer also affords shareholders the option not to participate and, thereby, to potentially increase their relative percentage ownership interest in the Company and its future results.

While our Board of Directors has authorized the tender offer, it has not made, nor have the Company, the Information Agent or Depositary or any of our or their respective affiliates made, any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully all of the information in this Offer to Purchase (including the documents incorporated herein by reference), in the related Letter of Transmittal and in the other tender offer materials. Our directors and officers are entitled to participate in the tender offer on the same basis as all other shareholders, subject to internal compliance requirements and they have no obligation to inform us whether they plan to participate in the tender offer. However, two of our executive officers, who are also our two largest shareholders, have advised us that they do not intend to tender any of their shares in the tender offer. As a result, the tender offer (if consummated) will increase the proportional holdings of our directors and executive officers. You are urged to discuss these matters with your own tax advisor, financial advisor and/or broker. See Section 10.

Certain Effects of the Tender Offer. As of November 15, 2022, we had 10,284,139 shares of common stock outstanding. Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, we will purchase 375,000 shares, which represent approximately 3.6% of our outstanding shares as of November 15, 2022. Shareholders may be able to sell non-tendered shares in the future on the OTCQX Premier Market or otherwise, at a net price higher or lower than the Purchase Price. We can give no assurance, however, as to the price at which a shareholder may be able to sell such shares in the future.

The tender offer will reduce our “public float,” which is the number of shares owned by non-affiliate shareholders and available for trading in the securities markets, and is likely to reduce the number of our shareholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the tender offer. In addition, the tender offer may increase the proportional ownership of our officers and directors who are don’t participate in the tender offer and any other shareholders who do not participate or participate only in part in the tender offer.

Based on the published guidelines of the OTCQX Premier Market and the conditions of the tender offer, we do not believe that our purchase of shares pursuant to the tender offer will negatively impact the eligibility of the remaining shares to continue trading on the OTCQX Premier Market.

The shares are registered under the Investment Company Act of 1940, as amended (“1940 Act”), which requires, among other things, that we furnish certain information to our shareholders and the SEC.

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Shares the Company acquires pursuant to the tender offer will be held in the Company’s treasury, will cease to be outstanding, and will be available for the Company to issue without further shareholder action (except as required by applicable law). Such shares could be issued without shareholder approval for such purposes as, among others, the acquisition of other businesses, the raising of additional capital for use in the Company’s business, and the distribution of stock dividends.

In conjunction with the decision to undertake this tender offer, our Board of Directors determined to not pay a cash dividend in calendar 2022 even though the Company typically pays an annual dividend. All declaration of dividends on the shares is at the discretion of our Board of Directors. Since October 2009, the Company’s dividend policy has provided for one annual dividend payment each year. Our Board of Directors reviews our dividend policy on an ongoing basis, taking into consideration a variety of factors including the business, economic and tax environment. No decision to pay dividends in calendar 2023 or beyond has been made.

In August 2022, our Board of Directors authorized the repurchase up to 1,000,000 shares. Since the shares purchased through this tender offer will be less than the current Board-authorized repurchase amount, additional shares may be repurchased by the Company from time to time in the future in open market or private transactions, or a further self-tender, in each case, in compliance with applicable law. Any such purchases may be on the same terms as, or on terms that are more or less favorable to shareholders than, the terms of the tender offer. Rule 13e-4(f)(6) under the Exchange Act, however, prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until the expiration of at least ten business days after the Expiration Time, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act. Any possible future purchases of shares by the Company will depend on many factors including the market price of the shares, the results of the tender offer, the Company’s business and financial position and general economic and market conditions.

Except as otherwise disclosed or incorporated by reference in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our indebtedness or our capitalization;

•	any change in our present Board of Directors or management;

•	any other material change in our corporate structure or business;

•	our equity securities ceasing to be authorized to be quoted on the OTCQX Premier Market ;

•	the acquisition or disposition by any person of our securities of the Company; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein. Shareholders tendering shares in the tender offer may run the risk of foregoing the benefit of any appreciation in the market price of the shares resulting from such potential future events.

3.	Procedures for Tendering Shares.

Proper Tender of Shares. To be tendered properly pursuant to the tender offer:

•	the certificates for the shares or confirmation of receipt of the shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time, which is 5:00 p.m., New York City time, on December 15, 2022 (unless the tender offer is extended or terminated) by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

•	the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

Notwithstanding any other provisions hereof, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent’s Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

Each shareholder wishing to tender shares in the tender offer must properly complete the Letter of Transmittal in accordance with the instructions set forth therein.

SHAREHOLDERS WHO HOLD SHARES THROUGH BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES ARE URGED TO CONSULT THEIR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES AS IT IS LIKELY THAT—FOR ADMINISTRATIVE

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REASONS—SUCH NOMINEES HAVE AN EARLIER DEADLINE FOR YOU TO ACT TO INSTRUCT THEM TO ACCEPT THE TENDER OFFER ON YOUR BEHALF SO THAT THEY CAN MEET THE ABOVE REQUIREMENTS ON A TIMELY BASIS. IN ADDITION, YOU MAY WISH TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF YOU TENDER SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE.

Odd lot holders who tender all their shares also must complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Book-Entry Delivery. The Depositary has established an account with respect to the shares at The Depository Trust Company (referred to as the “DTC” or the “Book-Entry Transfer Facility”) for purposes of the tender offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, which is 5:00 p.m., New York City time, on December 15, 2022 (unless the tender offer is extended or terminated), or the guaranteed delivery procedures described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Company or the Company or Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of all documents, including share certificates, is at the election and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). No signature guarantee is required if either: (a) the Letter of Transmittal is signed by the registered holder of the shares exactly as the name of the registered holder appears on the certificate(s) for the shares tendered with this Letter of Transmittal or (b) in the case of book-entry shares, on the records of the Depositary, and payment and delivery are to be made directly to such registered holder and such registered holder has not completed the box entitled “Special Payment Instructions”. If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Guaranteed Delivery. If a shareholder desires to tender shares pursuant to the tender offer and cannot deliver such shares and all other required documents to the Depositary by the Expiration Time or such shareholder cannot complete the procedure for delivery by book-entry on a timely basis, such shares may nevertheless be tendered if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us is received by the Depositary (as provided below) by the end of the day at the Expiration Time; and

•	a confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility (or any certificates for such shares), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal, are received by the Depositary within two Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by email or overnight mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

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U.S. Federal Backup Withholding. To prevent the potential imposition of U.S. federal backup withholding (currently, at a rate of 24%) on the gross proceeds payable to a tendering beneficial owner pursuant to the tender offer, prior to receiving such payments, each beneficial owner must submit to the Depositary (or other applicable withholding agent) a correct, properly completed and executed IRS Form W-9 (“Form W-9”) in the case of a U.S. Holder (as defined in Section 13), or IRS Form W-8BEN or IRS Form W-8BEN-E (“Form W-8BEN”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”), or other applicable IRS Form W-8 in the case of a Non-U.S. Holder (as defined in Section 13), or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the beneficial owner’s U.S. federal income tax liability, if any, and may entitle the beneficial owner to a refund, so long as the required information is timely furnished to the IRS. Shareholders should consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

U.S. Federal Withholding for Non-U.S. Holders. As described in Section 13, the U.S. federal income tax treatment of the receipt of cash in exchange for shares pursuant to the tender offer will depend upon facts that are unique to each Non-U.S. Holder (as defined in Section 13). Accordingly, a Non-U.S. Holder should expect that the Depositary (or other applicable withholding agent) generally will be required to withhold U.S. federal tax from the gross proceeds payable to a tendering Non-U.S. Holder pursuant to the tender offer at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless an exemption from withholding is applicable because, for example, such gross proceeds are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required pursuant to an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States). In order to claim a reduction in the rate of, or an exemption from, such withholding tax, a Non-U.S. Holder must deliver to the Depositary (or other applicable withholding agent) a correct, properly completed and executed Form W-8BEN (with respect to income tax treaty benefits) or Form W-8ECI (with respect to amounts effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States) claiming such reduced rate or exemption. Non-U.S. Holders should consult their own tax advisors regarding the particular tax consequences to them of selling shares pursuant to the tender offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.

Tender Constitutes an Agreement. The tender of shares pursuant to any one of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the tender offer and an agreement between the tendering shareholder and us upon the terms and subject to the conditions of the tender offer. In addition, the tender of shares pursuant to any one of the procedures described above will constitute the tendering shareholder’s representation and warranty to us that: (1) the shareholder has a “net long position” in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act; (2) the tender of shares complies with Rule 14e-4 under the Exchange Act; (3) the tendered shares are not currently subject to any contractual or other restriction; and (4) the shareholder has the full power and authority to tender and assign the shares tendered, as specified in the Letter of Transmittal.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such shares to be delivered in accordance with the terms of the tender offer. Rule 14e-4 under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares. We reserve the right to reject any or all tenders of shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect or irregularity in any tender of particular shares (without waiving such defect or irregularity with respect to any other shares). No tender of shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of the Company, the Information Agent, the Depositary, any of their respective affiliates or any other person is or will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Return of Unpurchased Shares. If any validly tendered shares are not purchased pursuant to the tender offer or are validly withdrawn before the Expiration Time, or if less than all shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the valid withdrawal of the shares, as applicable, or, in the case of shares properly tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

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Lost, Stolen, Destroyed or Mutilated Certificates. Shareholders whose certificate or certificates for part or all of their shares that have been lost, stolen, destroyed or mutilated may contact Computershare, Inc., as transfer agent for our shares, at (877) 238-6961. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the shareholder to secure against the risk that the certificate or certificates may be subsequently recirculated. Shareholders are urged to contact Computershare immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

CERTIFICATES FOR SHARES, TOGETHER WITH A VALIDLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US OR THE INFORMATION AGENT WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.	Withdrawal Rights.

Tenders of shares made pursuant to the tender offer may be withdrawn at any time prior to the Expiration Time. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 5:00 p.m., New York City time, on January 6, 2023, the 40th business day after the commencement of the tender offer, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the tender offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

For a withdrawal to be effective and valid, a written or facsimile transmission notice of withdrawal must:

•	be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.

If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares.

Withdrawals may not be rescinded, and shares withdrawn will thereafter be deemed not validly tendered for purposes of the tender offer. However, withdrawn shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Time. We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal. We also reserve the right to waive any defect or irregularity in the withdrawal of shares by any shareholder. None of the Company, the Information Agent, the Depositary, any of their respective affiliates or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Purchase of Shares and Payment of Purchase Price.

On the terms and subject to the conditions of the tender offer, promptly following the Expiration Time, we accept for payment and pay an aggregate Purchase Price of up to $6,000,000 (or such greater amount as we may elect to purchase pursuant to the terms of this Offer to Purchase, subject to applicable law (including the 1940 Act)) for shares that are properly tendered and not properly withdrawn prior to the Expiration Time. For purposes of the tender offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority and proration of the tender offer, shares that are properly tendered and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

Upon the terms and subject to the conditions of the tender offer, we will accept for payment and, promptly after the Expiration Time, pay the Purchase Price per share for all of the shares accepted for payment pursuant to the tender offer. In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC, (2) a validly completed and duly

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executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered and not properly withdrawn, subject to the “odd lot” priority and proration provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer. We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for the purpose of receiving payment from us and transmitting payment to the tendering shareholders. See the Letter of Transmittal.

UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration, will be returned to the tendering shareholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the shares, at our expense, promptly after the Expiration Time or termination of the tender offer. In addition, if certain events occur, we may not be obligated to purchase shares under the tender offer. See Section 6.

Except as otherwise provided in this Section 5 and the Letter of Transmittal, we will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of proceeds in respect of any shares purchased is to be made to, or shares not tendered or not purchased are to be returned in the name of, any person other than the registered holder(s), or if tendered shares are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder(s), such other person or otherwise), payable on account of the transfer to such other person will be deducted from the proceeds payable by us unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted prior to such payment. See the Letter of Transmittal.

ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO PROPERLY COMPLETE, EXECUTE AND DELIVER A FORM W-9 (INCLUDED WITH THE LETTER OF TRANSMITTAL) OR AN APPLICABLE FORM W-8 MAY BE SUBJECT TO U.S. FEDERAL BACKUP WITHHOLDING AT A RATE OF 24% ON THE GROSS PROCEEDS PAID PURSUANT TO THE TENDER OFFER. IN ADDITION, NON-U.S. HOLDERS (AS DEFINED IN SECTION 13) MAY BE SUBJECT TO U.S. FEDERAL WITHHOLDING TAX AT A RATE OF 30% ON THE GROSS PROCEEDS PAID PURSUANT TO THE TENDER OFFER. SEE SECTION 3 AND SECTION 13.

6.	Conditions of the Tender Offer.

Notwithstanding any other provision of the tender offer, we will not be required to accept for payment or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, and the payment for, shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of shares, if at any time on or after the date of this Offer to Purchase and before the Expiration Time any of the following events shall have occurred or are reasonably determined by us to have occurred, that, in the reasonable judgment of our Board of Directors, makes it inadvisable to proceed with the tender offer or with acceptance for payment or payment:

(1)	there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer or (ii) in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business, or materially impairs our ability to purchase the shares in the tender offer;

(2)	there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restricts or prohibits completion of the tender offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares or (iii) materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries;

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(3)	there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) on or after November 14, 2022, the last trading day prior to the commencement of the tender offer, the commencement or escalation of a war, armed hostilities or other international or national calamity (including the conflict between Russia and Ukraine, to the extent that there is any material adverse development related thereto on or after November 15, 2022 that in our reasonable judgment makes it inadvisable for us to proceed with the tender offer), including, but not limited to, any outbreak of a pandemic or contagious disease (including the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after November 15, 2022 which in our reasonable judgment makes it inadvisable for us to proceed with the tender offer) or an act of terrorism, (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or (v) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

(4)	there shall have been a decrease of more than 10% in the market price for the Company’s shares or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on November 15, 2022;

(5)	there shall have occurred any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States;

(6)	a tender or exchange offer for any or all of the shares or any merger, acquisition, business combination or other similar transaction with or involving us has been proposed, announced or made by any person or has been publicly disclosed since November 15, 2022, other than in the ordinary course of business (in each case other than the tender offer);

(7)	a person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before November 15, 2022);

(8)	a person or group who has filed a Schedule 13D or Schedule 13G with the Commission on or before November 15, 2022, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than solely as a result of the tender offer made hereby), beneficial ownership of an additional 1% or more of the outstanding shares; or

(9)	a person or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities.

If any of the conditions referred to above is not satisfied, we may:

(1)	terminate the tender offer and return all tendered shares to the tendering shareholders;

(2)	extend the tender offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered shares until the expiration of the tender offer as so extended;

(3)	waive the condition and, subject to any requirement to extend the period of time during which the tender offer is open, purchase all of the shares properly tendered and not properly withdrawn prior to the Expiration Time; or

(4)	delay acceptance for payment or payment for shares, subject to applicable law, until satisfaction or waiver of the conditions to the tender offer.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, prior to the Expiration Time. Any determination by us concerning the satisfaction of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determinations are challenged by shareholders. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Time. However, once the tender offer has expired, then all of the conditions to the tender offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above or otherwise elect to proceed with the tender offer despite any such conditions not being satisfied, then we may be required to extend the tender offer. Our right to terminate or amend the tender offer or to postpone the acceptance for payment of, or the purchase of and the payment for shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time at or prior to the Expiration Time shall not

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be affected by any subsequent event, regardless of whether such subsequent event otherwise would have resulted in the event having been “cured” or ceasing to exist.

7.	Price Range of Shares; Dividends.

The shares are listed and traded on the OTCQX Premier Market under the trading symbol “CFNB.” The following table sets forth, for each of the periods indicated, the high and low sales prices of the shares as reported on the OTCQX Premier Market.

				Premium or (Discount)
Quarter	Net Asset Value*	Market Price		as % of NAV		Dividend
Ended	("NAV") / Shr	High	Low	High	Low	Paid
9/30/22	$19.38	$17.40	$16.05	(10.2)%	(17.1)%

6/30/22	$20.60	$18.25	$17.40	(11.4)%	(15.5)%
3/31/22	22.64	18.25	17.80	(19.4)%	(21.4)%
12/31/21	22.86	18.25	18.10	(20.2)%	(20.8)%	$0.56
9/30/21	21.83	18.50	18.00	(15.3)%	(17.6)%

6/30/21	$22.39	$18.40	$17.32	(17.8)%	(22.7)%
3/31/21	21.78	17.95	15.05	(17.6)%	(30.9)%
12/31/20	20.48	16.99	14.86	(17.0)%	(27.4)%	$0.54
9/30/20	19.55	15.75	15.33	(19.4)%	(21.6)%

The net asset value per share as of October 31, 2022 was $20.86.

On November 14, 2022, the last trading day prior to the commencement by the Company of the tender offer, the last reported sale price of the shares on the OTCQX Premier Market was $16.26 per share. We urge shareholders to obtain current market quotations for the shares before deciding whether to tender their shares.

Dividends. Since October 2009, the Company’s dividend policy has provided for one annual dividend payment each year. Our Board of Directors reviews our dividend policy on an ongoing basis, taking into consideration a variety of factors including the business, economic and tax environment. In conjunction with the decision to undertake this tender offer, the Board of Directors determined to not pay a cash dividend in calendar 2022. All declarations of dividends on our shares is at the discretion of our Board of Directors.

8.	Source and Amount of Funds.

Assuming the tender offer is fully subscribed, and assuming we do not exercise our right to purchase up to an additional 2% of our outstanding shares, we expect that the aggregate cost of the purchases, including all fees and expenses related to the tender offer, will be approximately $6,175,000. The Company expects to fund the tender offer with cash on hand.

9.	Certain Information Concerning Us.

General. The Company registered as an internally managed non-diversified closed-end investment company under the 1940 Act in February 2022. The Company continues its lease business while using equity investments to maximize current income and generate capital appreciation. At September 30, 2022, the Company’s equity securities of $132.4 million represented 64% of the Company’s total assets while the investment in lease assets of $22.8 million represented 11.2% of such assets.

Our corporate headquarters and principal executive offices are located at 5000 Birch Street, Suite 500, Newport Beach, CA 92660. Our telephone number at that address is 949-255-0500 or we can be reached by email at invest@calfirstlease.com. CFNB maintains a website at www.calfirstlease.com and makes all annual and interim reports, proxy statements and other publicly filed information available free of charge on or through such website. Information on, or accessible through, our website is not incorporated into or a part of this Offer to Purchase and should not be considered incorporated by reference.

Additional Information About Us. We are subject to the information requirements of the 1940 Act, and in accordance therewith file periodic reports and other information relating to our business, financial condition and other matters. An amended registration statement on Form N-2 containing additional information about the Company was filed with the SEC on July 20, 2022 and an annual report including audited financial statements for the fiscal year ended June 30, 2022 on Form N-CSR  was filed with the SEC on August 25, 2022. We have filed with the SEC a Tender Offer Statement on Schedule TO, which includes additional information with respect to the tender offer. Such material and other information may be viewed free of charge on the SEC’s website, www.sec.gov.

Incorporation by Reference. The SEC allows us to “incorporate by reference” information in this Offer to Purchase, which means that we can disclose important information to you by referring to those documents we file with the SEC. Any information incorporated this way is considered to be part of this Offer to Purchase, and any information that we file later with the SEC will automatically update and supersede the information included or incorporated by reference herein. We hereby “incorporate by

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reference” the documents listed below (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules).

SEC Filings	Date Filed
N-2 Registration Statement for closed-end investment companies dated May 13, 2022, including amendment to 1940 Act only filing dated July 20, 2022	May 16, 2022 and July 21, 2022

Annual Report on Form N-CSR	August 25, 2022

Interim Report to Shareholders for the quarterly period ended September 30, 2022 on Form N-30B-2	November 3, 2022

You can obtain the documents described under “Certain Information Concerning Us” and any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website free of charge at www.sec.gov. You also can obtain the documents described under “Certain Information Concerning Us” and documents incorporated by reference in this Offer to Purchase, without charge, by contacting investor relations at California First Leasing Corporation, 5000 Birch Street, Suite 500, Newport Beach, CA 92660 or by email at invest@calfirstlease.com. Please be sure to include your complete name and address in the request. If you request any incorporated documents, we will mail them by first class mail, or another equally prompt means, promptly after we receive the request.

10.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of November 15, 2022, we had 10,284,139 shares of common stock outstanding. Our directors and executive officers as a group beneficially owned an aggregate of 7,997,864 shares of our common stock, representing 77.8% of our outstanding shares as of November 15, 2022. Our directors and officers are entitled to participate in the tender offer on the same basis as all other shareholders, subject to internal compliance requirements and they have no obligation to inform us whether they plan to participate in the tender offer. However, two of our executive officers, who are also our two largest shareholders, have advised us that they do not intend to tender any of their shares in the tender offer As a result, the percentage of shares owned by officers and directors of the Company is expected to increase upon consummation of the tender offer.

Beneficial Ownership of Directors and Executive Officers.

The following table shows, as of November 15, 2022, information regarding the beneficial ownership of shares by (i) each of our “named executive officers”; (ii) each director; and (iii) all current directors and executive officers as a group. Assuming we purchase 375,000 shares and that our directors and executive officers do not tender any shares pursuant to the tender offer, then, after the tender offer, our directors and executive officers as a group will beneficially own approximately 80.7% of our outstanding shares. The percentages outstanding are based on 10,284,139 shares of common stock outstanding as of November 15, 2022. Except as otherwise set forth below, the address of each of the persons listed below is California First Leasing Corporation, 5000 Birch Street, Suite 500, Newport Beach, CA 92660.

	Amount of Common Stock	Percent of Common Stock	Dollar Range of Common
Name of Beneficial Owners	Beneficially Owned	Beneficially Owned	Stock Beneficially Owned
Executive Officers
Patrick E. Paddon	6,427,200	62.5%	Over $100,000
Glen T. Tsuma	1,344,422	13.1%	Over $100,000
S. Leslie Jewett	147,582	1.4%	Over $100,000
Independent Directors
Michael H. Lowry	21,336	*	Over $100,000
Harris Ravine	14,200	*	Over $100,000
Danilo Cacciamatta	39,063	*	Over $100,000
Robert W. Kelley	4,061	*	$50,001 - $100,000
Directors and Executive Officers (as group, 7)	7,997,864	77.8%

* Less than one percent

Shareholders Beneficially Owning More Than 5%.

The following table shows, as of November 10, 2022, the number of shares reported to be beneficially owned by other persons with more than 5% of the shares.

Name of Beneficial Owners	Amount of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned
M3 Partners LP	781,308	7.5%

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Transactions with Executive Officers, Directors and Other Related Persons.

Based on our records and on information provided to us by our directors and executive officers, none of our directors, executive officers and controlling shareholder has effected any transactions involving the shares during 60 days prior to the date hereof.

Share Repurchase Authorization

In August 2022, our Board of Directors increased the number of shares we are authorized to repurchase to 1,000,000. No shares have been repurchased pursuant to such authorization since that date and no shares have been repurchased in the last three years. As of November 15, 2022, we have a total of 1,000,000 shares available for share repurchases under our current repurchase authorization. Shares tendered into the tender offer will reduce the number of shares available for repurchase pursuant to our Board-authorized share repurchase arrangement.

11.	Certain Risks and Considerations Related to the Tender Offer.

You should carefully consider the risks and uncertainties described below, together with all of the other information contained in or incorporated by reference in this Offer to Purchase together with the other tender offer materials, before deciding to participate in the tender offer. The occurrence of any of the following risks or any of the other risks set forth in the tender offer materials or the documents incorporated into this Offer to Purchase by reference could have a material adverse effect on our business, financial condition, results of operations and future prospects.

You must make your own decision with respect to whether you should or should not participate in the tender offer.

You must make your own decision as to whether you should or should not sell any shares pursuant to the tender offer. The Company strongly urges you to consult your own financial, legal, accounting, tax, and other professional advisors regarding this Offer to Purchase, the tender offer and the other tender offer materials. You must make your own determination whether or not to tender any shares pursuant to the tender offer, including determining the value of the shares. If you believe the fair value of your shares exceeds the Purchase Price, then you are urged to consider not tendering or selling such share pursuant to the tender offer.

The Company may increase in value and you may be able to sell your shares at a higher price in the future. In addition, if you tender your shares, you will lose the right to share in the future appreciation and profits, if any, of the Company with respect to the shares you sell.

If not sold pursuant to the tender offer, the value of your shares may significantly appreciate or depreciate over time. The price at which the Company is offering to purchase your shares pursuant to this tender offer represents a 23.3% discount to the net asset value of $20.86 per share as of October 31, 2022, and may not be the highest price you could obtain for your shares now or in the future. If you choose to participate in this tender offer, you understand and agree that you are giving up the opportunity to sell the shares you choose to sell to any person at a possibly higher price now or in the future and to receive the benefit of any future appreciation in the value of the shares sold to the Company. There can be no assurance, however, that the value of your shares will increase or to what extent. In addition, there is the possibility that the Company could be sold at a valuation that could result in greater value being attributed to the shares than the Purchase Price, including a sale at net asset value. Persons who sell shares in the tender offer will have no right to participate in any potential increase in valuation or a sale of the Company.

There has been no third-party valuation or appraisal of the shares in connection with the tender offer.

No independent party has been retained by the Company or any other person to evaluate or render any opinion with respect to the fairness of the Purchase Price. The Purchase Price was based in part on the valuation of the Company determined by the Company’s Board of Directors, which may be based on criteria other than the Company’s current or prospective asset value, earnings, net worth or other established criteria for value and therefore should not be considered a “market” or definitive valuation. As a result of the foregoing, it is possible that your shares may in fact be worth more than the Purchase Price.

By electing to participate in the tender offer, you will lose rights you have as a shareholder under California law with respect to the shares tendered.

By electing to participate in the tender offer and executing the Letter of Transmittal and other tender offer materials, you will forfeit significant rights as a shareholder under California law with respect to shares you sell to the Company, and you will no longer be a shareholder under California law or have rights as a shareholder with respect to the shares you tender that are purchased pursuant to the tender offer.

The Purchase Price may not accurately reflect the fair value of the shares.

While the shares are publicly traded on the OTCQX Premier Market, the Shares are very illiquid and prices quoted on the OTCQX Premier Market generally are at a discount to the Company’s net asset value and may not be indicative of the true value of the Company. The Company has no present intention of taking any action to improve liquidity. In the event you elect not to tender your shares in connection with the tender offer you will retain ownership of such shares. The Company can provide no assurances that you will have another opportunity to sell your shares to a third party or to the Company. It is possible that the

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value of the Company’s equity will decrease in the future. By not participating in the tender offer and electing to sell your shares, you will be forgoing an opportunity to liquidate a portion of your shares. The Company is not obligated to facilitate any sale of your shares or provide any other liquidity opportunity in the future.

12.	Legal Matters; Regulatory Approvals.

We are not aware of the applicability of any antitrust laws or any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the shares as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept shares for payment and pay for shares is subject to certain conditions. See Section 6.

13.	Material U.S. Federal Income Tax Consequences.

The following discussion is a general summary of the material U.S. federal income tax consequences to tendering U.S. Holders and Non-U.S. Holders (each as defined below) of a sale of shares pursuant to the tender offer. The tender offer will have no U.S. federal income tax consequences to beneficial owners that do not tender any shares in the tender offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury regulations promulgated thereunder, published rulings and administrative pronouncements of the IRS and applicable judicial decisions, all as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or differing interpretation could affect the accuracy of the statements contained in this discussion. This discussion addresses only beneficial owners who hold their shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all U.S. federal income tax consequences that may be relevant to beneficial owners in light of their particular circumstances or to beneficial owners subject to special rules under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, U.S. Holders whose “functional currency” is not the U.S. dollar, banks or other financial institutions, insurance companies, tax-exempt organizations, pension plans, regulated investment companies or real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors therein), persons who hold shares as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction or integrated transaction, persons for whom the sale of shares pursuant to the tender offer would constitute a “wash sale” for U.S. federal income tax purposes, persons who hold or received their shares pursuant to the exercise of any employee stock options or otherwise as compensation or through a tax-qualified retirement plan, and persons who hold (or that held, directly, indirectly or constructively, at any time during the five-year period ending on the date of the sale of their shares pursuant to the tender offer) 5% or more of the Company’s common stock). This discussion does not address the effect of any state, local or foreign tax laws or any U.S. federal tax considerations other than those pertaining to the income tax (e.g., estate or gift tax), that may be applicable to beneficial owners of shares, nor does it address any aspects of the unearned income Medicare contribution tax under Section 1411 of the Code or the alternative minimum tax.

Beneficial owners should consult their own tax advisors regarding the tax consequences of a sale of shares pursuant to the tender offer, including the applicability and effect of any state, local and non-U.S. tax laws.

As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (A) the administration of which is subject to primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a person that is treated as a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds shares generally will depend on the status of the partner(s) and the activities of the partnership. Partners in such partnerships should consult their own tax advisors regarding the U.S. federal income and other tax consequences of a sale of shares pursuant to the tender offer.

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Material U.S. Federal Income Tax Consequences of the Tender Offer to Tendering U.S. Holders.

The sale of shares by a U.S. Holder pursuant to the tender offer will, depending on such U.S. Holder’s particular circumstances, generally be treated as a sale or exchange for U.S. federal income tax purposes or as a distribution with respect to such U.S. Holder’s shares. Under Section 302(b) of the Code, a sale of shares pursuant to the tender offer generally will be treated as a “sale or exchange” if the sale: (i) results in a “complete termination” of the U.S. Holder’s interest in the Company, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (the “Section 302 tests”). In determining whether any of these tests has been met, shares actually owned, as well as shares considered to be owned by the U.S. Holder by reason of certain constructive ownership rules set forth in Section 318 of the Code (as modified by Section 302(c) of the Code), generally must be taken into account. U.S. Holders should be aware that other acquisitions or dispositions of their shares considered to be part of the same plan that includes the U.S. Holder’s sale of shares pursuant to the tender offer may need to be taken into account in determining whether any of the Section 302 tests are satisfied. U.S. Holders also should be aware that their ability to satisfy any of the Section 302 tests may be affected by proration pursuant to the tender offer. Due to the factual nature of these tests, U.S. Holders should consult their own tax advisors to determine whether a sale of shares pursuant to the tender offer qualifies for sale or exchange treatment under these tests in light of their particular circumstances.

The sale of shares pursuant to the tender offer generally should result in a “complete termination” of the U.S. Holder’s interest in the Company if either (i) the U.S. Holder owns no shares of Company stock actually or constructively after the shares are sold pursuant to the tender offer or (ii) the U.S. Holder actually owns no shares of Company stock after the tender offer and, with respect to shares constructively owned, is eligible to waive, and effectively waives, constructive ownership of all such shares in accordance with the procedures described in Section 302(c)(2) of the Code. U.S. Holders wishing to satisfy the “complete termination” test through a waiver of attribution should consult their own tax advisors concerning the mechanics and applicability of such a waiver.

The sale of shares pursuant to the tender offer generally should result in a “substantially disproportionate” redemption with respect to a U.S. Holder if the percentage of the Company’s outstanding shares actually and constructively owned by the U.S. Holder immediately after the sale is less than 80% of the percentage of the Company’s outstanding shares directly, indirectly and constructively owned by the U.S. Holder immediately before the sale.

The sale of shares pursuant to the tender offer generally will be treated as “not essentially equivalent to a dividend” with respect to a U.S. Holder if the reduction in the U.S. Holder’s proportionate interest in the Company’s stock as a result of the sale constitutes a “meaningful reduction.” The IRS has indicated in published guidance that generally, even a small reduction in the percentage ownership interest of a U.S. Holder whose relative stock interest in a publicly held corporation (such as the Company) is minimal and who exercises no control over the corporation’s business should constitute a meaningful reduction. U.S. Holders should consult their own tax advisors to determine the application of this test (and the other Section 302 tests) in light of their particular circumstances.

If any of the Section 302 tests for “sale or exchange” treatment is met, a U.S. Holder will recognize gain or loss on the receipt of cash in exchange for shares pursuant to the tender offer equal to the difference between the amount of cash received and the adjusted tax basis of the shares sold. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction). The gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the holding period for such shares is more than one year as of the date of the sale. The ability to deduct capital losses is subject to limitations.

If none of the Section 302(b) tests are met with respect to a U.S. Holder, amounts received by such U.S. Holder pursuant to the tender offer will be treated as a distribution with respect to such U.S. Holder’s shares. The distribution will be taxable to the U.S. Holder as a “dividend” to the extent of such U.S. Holder’s allocable share of the Company’s current or accumulated earnings and profits. To the extent the amount of the distribution exceeds the amount treated as a dividend, the excess will constitute a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in the relevant shares, and any remaining portion will be treated as capital gain from the sale or exchange of shares. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the shares on the date of the sale exceeds one year. If the amounts received by a tendering U.S. Holder are treated as a “dividend,” the tax basis (after an adjustment for non-taxable return of capital discussed above) in the shares sold pursuant to the tender offer will be added to any remaining shares held by such U.S. Holder. A dividend received by a non-corporate U.S. Holder may be eligible as qualified dividend income subject to reduced tax rates (subject to applicable requirements, exceptions and limitations). U.S. Holders should consult their own tax advisors to determine the application of these distribution rules under Section 302 of the Code in light of their particular circumstances. A dividend received by a corporate U.S. Holder may be (i) eligible for a dividends-received deduction (subject to applicable requirements, exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. U.S. Holders that are corporations for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal tax consequences of the tender offer to them in light of their particular circumstances.

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We cannot predict whether, or the extent to which, the tender offer will be oversubscribed. If the tender offer is oversubscribed, we may accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the tender offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed above.

The determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, if the sale of shares pursuant to the tender offer is treated as a distribution rather than a sale or exchange under Section 302 of the Code, the extent to which such sale is treated as a dividend may be unclear.

Material U.S. Federal Income Tax Consequences of the Tender Offer to Tendering Non-U.S. Holders.

If a sale by a Non-U.S. Holder of shares pursuant to the tender offer qualifies as a sale or exchange under any of the Section 302 tests described above, then any gain recognized by such Non-U.S. Holder on the sale generally will not be subject to U.S. federal income tax unless (i) such gain is “effectively connected” with a trade or business carried on by the Non-U.S. Holder within the United States (and if an income tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder within the United States) or (ii) the Non-U.S. Holder is an individual who is physically present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are met.

If the repurchase of shares pursuant to the tender offer from a Non-U.S. Holder does not satisfy any of the Section 302 tests described above, amounts received by such Non-U.S. Holder pursuant to the tender offer will be treated as a distribution to the Non-U.S. Holder with respect to such Non-U.S. Holder’s shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, return of capital, and/or as gain from the sale of shares will be determined in the same manner described above under “Material U.S. Federal Income Tax Consequences of the Tender Offer to Tendering U.S. Holders.” In general, any amount that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty) unless the dividend is “effectively connected” with a trade or business conducted by the Non-U.S. Holder within the United States (and, if required pursuant to an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder within the United States), in which case such dividend generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected earnings and profits (subject to certain adjustments).

Because the satisfaction of the Section 302 tests described above is dependent on matters of fact, the Depositary (or other applicable withholding agent) generally will presume, for withholding purposes, that all amounts paid to Non-U.S. Holders pursuant to the tender offer are treated as distributions in respect of their shares. Accordingly, as described in Section 3 above, a Non-U.S. Holder should expect that the Depositary (or other applicable withholding agent) will be required to withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder pursuant to the tender offer at a rate of 30% unless the Non-U.S. Holder provides the Depositary (or other applicable withholding agent) with a validly completed and executed Form W-8ECI or Form W-8BEN reflecting that no or reduced rate of withholding is required. See Section 3 for additional information. Non-U.S. Holders should consult their own tax advisors regarding the particular tax consequences to them of selling shares in the tender offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.

Information Reporting and Backup Withholding.

Payments of proceeds pursuant to the tender offer will generally be subject to information reporting. In addition, as described in Section 3 above, U.S. federal backup withholding (currently at a rate of 24%) may apply to payments of gross proceeds paid to a U.S. Holder or other payee pursuant to the tender offer unless the U.S. Holder delivers to the Depositary (or other applicable withholding agent) a properly completed and executed Form W-9 or otherwise establishes an exemption. Certain persons (including corporations) are not subject to these backup withholding rules. Backup withholding and information reporting generally will not apply to payments of gross proceeds in the tender offer to a Non-U.S. Holder if the Non-U.S. Holder submits a properly completed, applicable IRS Form W-8, signed under penalties of perjury, attesting to such holder’s non-U.S. status and otherwise complies with the backup withholding rules. See Section 3 for additional information.

Foreign Account Tax Compliance Act.

Under legislation referred to as FATCA, and related administrative guidance, a U.S. federal withholding tax of 30% generally will be imposed on certain payments made to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules) unless specified requirements are met. U.S. Holders and Non-U.S. Holders should consult with their own tax advisors regarding the possible implications of this legislation on their disposition of shares pursuant to the tender offer.

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The preceding discussion is intended for general information only and is not a complete analysis or discussion of all potential tax effects that may be important to particular beneficial owners. Each beneficial owner should consult such beneficial owner’s own tax advisor to determine its particular tax consequences of selling shares in the tender offer in light of such beneficial owner’s particular circumstances, including the applicability and effect of any state, local and foreign tax laws.

14.	Extension of the Tender Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law and regulation, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

Subject to compliance with applicable law and regulation, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the tender offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law and regulation, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a newswire service.

If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. As a general matter, if we materially change the terms of the tender offer or the information concerning the tender offer (other than a change in price or a change in percentage of securities sought), including the waiver of a material condition, we are required to extend the tender offer, if necessary, so that the tender offer remains open for at least five business days following such change. If (1) we increase or decrease the price to be paid for shares above or below $16.00 per share or otherwise change the aggregate purchase price offered for shares being sought in the tender offer (but, in the case of an increase, only if we increase the aggregate purchase price as a result of which the number of shares being sought will increase by more than 2% of our outstanding shares) and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

15.	Fees and Expenses; Information Agent; Depositary.

We have retained Georgeson LLC to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the tender offer. The Information Agent may contact holders of shares by mail, e-mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the tender offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers or dealers (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the tender offer or for making any recommendation in connection with the tender offer. Shareholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs are applicable if shareholders tender shares through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the tender offer and related

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materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of us, the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and the Letter of Transmittal.

16.	Miscellaneous.

In making the tender offer, we are not aware of any U.S. State where the making of the tender offer is not in compliance with applicable law. If, however, we become aware that the making of the tender offer or the acceptance of shares pursuant to the tender offer is not permitted by administrative or judicial action pursuant to a U.S. State statute (“State Law”), we will make a good faith effort to comply with such applicable State Law. If, after such good faith effort, we cannot comply with the applicable State Law, the tender offer will not be made to the holders of shares in that U.S. State. In making the tender offer, we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. In any U.S. State where the securities or Blue-Sky laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such U.S. State.

WE HAVE NOT MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES.

The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each shareholder or such shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

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The Depositary for the Tender Offer is:

Computershare Trust Company, N.A.

If delivering by mail: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	If delivering by express mail, or any other expedited service: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 150 Royall Street, Suite V Canton, MA 02021

Via Email (for eligible institutions only): CANOTICEOFGUARANTEE@computershare.com

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or the other tender offer materials may be directed to the Information Agent at the telephone number and address set forth below. Shareholders also may contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer. To confirm delivery of shares, shareholders are directed to contact the Depositary.

The Information Agent for the Offer is:

1290 Avenue of the Americas,
9th Floor New York, NY 10104
Shareholders, Banks and Brokers
Call Toll Free: (866) 828-4305